Exhibit 99.1

Tidewater Declares Increased Quarterly Dividend on Common Stock to $.25 per Share

NEW ORLEANS, May 28, 2008 — Tidewater Inc. (NYSE:TDW) announced today that its board of directors has declared a quarterly dividend of $.25 per share on Tidewater’s approximately 52.3 million shares of common stock outstanding. This represents a 67% increase in the previously paid quarterly dividend rate of 0.15/share, and is the first dividend increase since 1996.

The dividend is payable June 13, 2008, to shareholders of record on June 6, 2008.

Keith Lousteau, Tidewater’s Chief Financial Officer and Executive Vice President stated, “In addition to the $516.2 million in share repurchases, totaling 9,458,700 shares, made since August 2005, we believe that increasing our ordinary dividend rate to this new level represents another way for our company to return cash to our shareholders from the strong results of our operations.”

Tidewater Inc. owns 460 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Senior Vice President, Principal Accounting Officer and Chief Investor Relations

Officer 504-566-4506

SOURCE: Tidewater Inc.